The Board of Directors
The Heritage Bank


     We consent to the incorporation by reference in the registration statement on Form S-4 Amendment No. 1 of Heritage Bancorp, Inc. of our report dated January 21, 1998, except for Note 18 as to which the date is March 20, 1998 relating to the consolidated balance sheets for The Heritage Bank as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997.


                                                     Yount, Hyde & Barbour, P.C.


Winchester, Virginia
July 24, 1998